Joint Filer Information

Title of Security:	Common Stock
Issuer & Ticker Symbol:	LOOKSMART, LTD. [LOOK]
Designated Filer:	Platinum Partners Value Arbitrage Fund L.P.
Other Joint Filers:	Platinum Management (NY) LLC (the “Platinum Management”); Mark Nordlicht; and Uri Landesman
Addresses:	The address of each of the Platinum Management, Mr. Nordlicht and Mr. Landesman is 152 West 57th Street, 4th Floor, New York, New York 10019.
Signatures:

Dated:  July 9, 2012

PLATINUM MANAGEMENT (NY) LLC

By:  /s/ Uri Landesman
             Uri Landesman, President

/s/ Mark Nordlicht
     Mark Nordlicht

/s/ Uri Landesman
     Uri Landesman